SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549
                      __________________________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE

                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                       Date of Report: October 29, 1998



                               F.N.B. CORPORATION
            ______________________________________________________
            (Exact name of registrant as specified in its charter)


      Pennsylvania                      0-8144                25-1255406
------------------------              -----------            ------------
 (State of Incorporation)              (Commission            (IRS Employer
                                       File Number)         Identification No.)





           One F.N.B. Blvd., Hermitage, Pennsylvania           16148
           -----------------------------------------         ----------
            (Address of principal executive offices)         (Zip code)


                                 (724) 981-6000
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

                   INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.        OTHER EVENTS

               On August 31, 1998, F.N.B. Corporation (the Corporation) completed its acquisition of Citizens Holding Corporation. Accordingly, the Corporation's Supplemental Consolidated Financial Statements and Related Management's Discussion and Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to this merger using the pooling of interests method of accounting. Such supplemental consolidated financial statements will become the historical consolidated financial statements when the Corporation reports third quarter 1998 results. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 and Management's Discussion and Analysis.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (C). Exhibits (all filed herewith)

                    Exhibit 23.1 Consent of Ernst & Young LLP

                    Exhibit 23.2 Consent of Hill, Barth & King, Inc.

                    Exhibit 23.3 Consent of PricewaterhouseCoopers LLP

                    Exhibit 23.4 Consent of Hacker, Johnson, Cohen & Grieb PA

                    Exhibit 27.1 Financial Data Schedule for the years ended
                                 December 31, 1997, 1996 and 1995

                    Exhibit 27.2 Financial Data Schedule for the quarterly
                                 periods in the year ended December 31, 1997

                    Exhibit 27.3 Financial Data Schedule for the quarterly
                                 periods in the year ended December 31, 1996

                    Exhibit 99.1 Supplemental Consolidated Financial
                                 Statements for the years ended December 31, 1997, 1996 and 1995 with Report of Independent Auditors and Management's Discussion and Analysis

                    Exhibit 99.2 Report of Independent Auditors Hill, Barth &
                                 King, Inc. for the 1996 and 1995 Audits of
                                 Southwest Banks, Inc.

                    Exhibit 99.3 Report of Independent Auditors
                                 PricewaterhouseCoopers LLP for the 1996 and 1995 Audits of West Coast Bancorp, Inc.

                    Exhibit 99.4 Report of Independent Auditors Hacker,
                                 Johnson, Cohen & Grieb PA for the 1997, 1996, and 1995 Audits of Seminole Bank

                    Exhibit 99.5 Report of Independent Auditors Hacker,
                                 Johnson, Cohen & Grieb PA for the 1997, 1996 and 1995 Audits of Citizens Holding Corporation and Subsidiaries

                                  Signatures
                                  ----------


Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       F.N.B. CORPORATION
                                       (Registrant)



                                       By:    /s/John D. Waters
                                              ________________________________
                                       Name:  John D. Waters
                                       Title: Vice President and
                                              Chief Financial Officer

Dated: October 29, 1998

EXHIBIT INDEX

23.1        Consent of Ernst & Young LLP

23.2        Consent of Hill, Barth & King, Inc.

23.3        Consent of PricewaterhouseCoopers LLP

23.4        Consent of Hacker, Johnson, Cohen & Grieb PA

27.1        Financial Data Schedule for the years ended December 31, 1997,
            1996 and 1995

27.2 Financial Data Schedule for the quarterly periods in the year ended December 31, 1997

27.3 Financial Data Schedule for the quarterly periods in the year ended December 31, 1996

99.1 Supplemental Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 with Report of Independent Auditors and Management's Discussion and Analysis

99.2 Report of Independent Auditors Hill, Barth & King, Inc. for the 1996 and 1995 Audits of Southwest Banks, Inc.

99.3 Report of Independent Auditors PricewaterhouseCoopers LLP for the 1996 and 1995 Audits of West Coast Bancorp, Inc.

99.4 Report of Independent Auditors Hacker, Johnson, Cohen & Grieb PA for the 1997, 1996 and 1995 Audits of Seminole Bank

99.5 Report of Independent Auditors Hacker, Johnson, Cohen & Grieb PA for the 1997, 1996 and 1995 Audits of Citizens Holding Corporation and Subsidiaries

                                                                  EXHIBIT 23.1

                    CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Regarding:

     1) Registration Statement on Form S-8 relating to F.N.B. Corporation 1990 Stock Option Plan (File #33-78114).

     2) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock Bonus Plan (File #33-78134).

     3) Registration Statement on Form S-8 relating to F.N.B. Corporation 1996 Stock Option Plan (File #333-03489).

     4) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (File #333-03493).

     5) Registration Statement on Form S-8 relating to F.N.B. Corporation Directors Compensation Plan (File #333-03495).

     6) Registration Statement on Form S-8 relating to F.N.B. Corporation 401(k) Plan (File #333-03503).

     7) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-01997).

     8) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-22909).

     9) Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #333-31909).

    10) Registration Statement on Form S-3 relating to the Voluntary Dividend Reinvestment and Direct Stock Purchase Plan (File #333-46581).

    11) Registration Statement on Form S-8 relating to stock options assumed in the acquisition of Mercantile Bank of Southwest Florida (File #333-42333).

     We consent to the incorporation by reference in the above listed Registration Statements of our report dated October 28, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Current Report on Form 8-K.

                                                /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
October 28, 1998

                                                                  EXHIBIT 23.2


           CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS



      We consent to the incorporation by reference in the registration statements of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-03489,
333-03493, 333-03495, 333-03503, 333-01997, 333-22909 and 333-42333) and to
the use in this Current Report of F.N.B. Corporation on Form 8-K of our report dated January 22, 1997 on our audits of the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the Supplemental Consolidated Financial Statements for the years ended December 31, 1996 and 1995, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.




                                             /s/Hill, Barth & King, Inc.
                                             Certified Public Accountants


Naples, Florida
October 27, 1998

                                                                 EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS



      We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-
03489, 333-03493, 333-03495, 333-03503, 333-01997, 333-22909 and 333-42333)
of our report dated January 24, 1997 on our audits of the consolidated financial statements of West Coast Bancorp, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, which report is included as an exhibit in F.N.B. Corporation's Current Report on Form 8-K.





/s/PricewaterhouseCoopers LLP
Tampa, Florida
October 29, 1998

                                                                EXHIBIT 23.4


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-46581) and Forms S-8 (Registration Nos. 33-78114, 33-78134, 333-03489, 333-03493,
333-03495, 333-03503, 333-01997, 333-22909 and 333-42333) of our report dated
January 9, 1998 and on our audits of the financial statements of Seminole Bank at December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 and of our report dated January 9, 1998 except for Note 18, as to which the date is April 6, 1998 on our audits of the financial statements of Citizens Holding Corporation and subsidiaries at December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 which reports are included as exhibits in F.N.B. Corporation's Current Report on Form 8-K.




/s/HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
October 28, 1998

                                                               EXHIBIT 99.1









                Supplemental Consolidated Financial Statements
                   and Management's Discussion and Analysis


                      F.N.B. Corporation and Subsidiaries




                 Years ended December 31, 1997, 1996 and 1995
                      with Report of Independent Auditors

                      F.N.B. CORPORATION AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                   AND MANAGEMENT'S DISCUSSION AND ANALYSIS

                 Years ended December 31, 1997, 1996 and 1995






                                   CONTENTS



Report of Independent Auditors.............................................  1

Supplemental Consolidated Financial Statements

     Supplemental Consolidated Balance Sheet......................... 2
     Supplemental Consolidated Income Statement...................... 3
     Supplemental Consolidated Statement of Stockholders' Equity..... 4
     Supplemental Consolidated Statement of Cash Flows............... 5
     Notes to Supplemental Consolidated Financial Statements......... 6


Supplemental Selected Financial Data....................................... 31

Supplemental Quarterly Earnings Summary.................................... 32

Management's Discussion and Analysis of Supplemental Financial Condition
     and Supplemental Results of Operations................................ 33

                        REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
F.N.B. Corporation

We have audited the supplemental consolidated balance sheets of F.N.B. Corporation and subsidiaries (F.N.B. Corporation) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and Citizens Holding Corporation and subsidiaries, on August 31, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Citizens Holding Corporation and subsidiaries and Seminole Bank, which statements reflect total assets constituting approximately 7% for 1997 and net income constituting approximately 6% for 1997 of the related supplemental consolidated financial statement totals. We did not audit the financial statements of Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary, Seminole Bank or Citizens Holding Corporation and subsidiaries, which statements reflect total assets constituting approximately 33% for 1996 and net income constituting approximately 11% and 21% for 1996 and 1995, respectively, of the related supplemental consolidated financial statements totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary, Seminole Bank and Citizens Holding Corporation and subsidiaries, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of Citizens Holding Corporation and subsidiaries, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                    /s/ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
October 28, 1998

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par values

December 31                                               1997         1996
                                                       ----------   ----------
ASSETS
Cash and due from banks                                $  107,770   $ 121,355
Interest bearing deposits with banks                        4,081       1,792
Federal funds sold                                         36,355      19,896
Mortgage loans held for sale                                6,536      10,863
Securities available for sale                             460,419     348,342
Securities held to maturity (fair value of
  $138,937 and $191,976)                                  138,590     192,803
Loans, net of unearned income of $20,473 and $24,013    2,094,904   1,903,281
Allowance for loan losses                                 (29,906)    (30,231)
                                                       ----------  ----------
  NET LOANS                                             2,064,998   1,873,050
Premises and equipment                                     73,463      56,713
Other assets                                               75,270      55,282
                                                       ----------  ----------
                                                       $2,967,482  $2,680,096
                                                       ==========  ==========

LIABILITIES
Deposits:
  Non-interest bearing                                 $  311,885  $  278,357
  Interest bearing                                      2,155,172   1,962,215
                                                       ----------  ----------
    TOTAL DEPOSITS                                      2,467,057   2,240,572
Other liabilities                                          40,742      37,724
Short-term borrowings                                     127,186     117,972
Long-term debt                                             72,246      58,179
                                                       ----------  ----------
    TOTAL LIABILITIES                                   2,707,231   2,454,447



STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 287,500 and 352,531 shares
  Aggregate liquidation value - $7,188 and $8,813           2,875       3,525
Common Stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 17,240,710 and 15,788,094 shares                34,482      31,577
Additional paid-in capital                                128,600     110,771
Retained earnings                                          92,598      78,702
Net unrealized securities gains                             5,324       2,561
Treasury stock - 113,592 and 62,723 shares at cost         (3,628)     (1,487)
                                                       ----------  ----------
    TOTAL STOCKHOLDERS' EQUITY                            260,251     225,649
                                                       ----------  ----------
                                                       $2,967,482  $2,680,096
                                                       ==========  ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED INCOME STATEMENT

Dollars in thousands, except per share data

Year Ended December 31                           1997        1996       1995
                                               --------    --------   --------
INTEREST INCOME
Loans, including fees                          $180,765    $169,986   $159,175
Securities:
  Taxable                                        27,603      25,491     24,913
  Nontaxable                                      2,414       2,428      2,121
  Dividends                                       1,159       1,100        928
Other                                             4,337       3,375      3,606
                                               --------    --------   --------
    TOTAL INTEREST INCOME                       216,278     202,380    190,743
INTEREST EXPENSE
Deposits                                         82,503      76,322     72,785
Short-term borrowings                             6,415       4,030      5,606
Long-term debt                                    3,746       4,384      3,269
                                               --------    --------   --------
    TOTAL INTEREST EXPENSE                       92,664      84,736     81,660
    NET INTEREST INCOME                         123,614     117,644    109,083
Provision for loan losses                        11,100       9,773      7,174
    NET INTEREST INCOME AFTER PROVISION        --------    --------   --------
         FOR LOAN LOSSES                        112,514     107,871    101,909
NON-INTEREST INCOME
Insurance commissions and fees                    3,983       4,116      4,284
Service charges                                  13,345      12,594     11,851
Trust                                             1,934       1,769      1,622
Gain on sale of securities                        1,252         788        401
Gain on sale of loans                             1,730         961        915
Other                                             3,734       2,594      2,605
                                               --------    --------   --------
   TOTAL NON-INTEREST INCOME                     25,978      22,822     21,678
                                               --------    --------   --------
                                                138,492     130,693    123,587
NON-INTEREST EXPENSES
Salaries and employee benefits                   51,688      47,596     42,372
Net occupancy                                     7,588       7,433      7,342
Amortization of intangibles                       1,584       1,047      1,246
Equipment                                         7,531       6,960      6,261
Deposit insurance                                   875       1,128      3,402
Recapitalization of Savings Association
  Insurance Fund                                              3,176
Promotional                                       2,633       2,925      3,484
Insurance claims paid                             1,867       1,707      1,738
Other                                            24,564      25,903     21,310
                                               --------    --------   --------
    TOTAL NON-INTEREST EXPENSES                  98,330      97,875     87,155
                                               --------    --------   --------
    INCOME BEFORE INCOME TAXES                   40,162      32,818     36,432
Income taxes                                     12,771      10,951     12,122
                                               --------    --------   --------
    INCOME BEFORE EXTRAORDINARY ITEMS            27,391      21,867     24,310
Gain on sale of subsidiary and branches,
  net of tax of $4,743                            8,809
                                               --------    --------   --------
    NET INCOME                                 $ 36,200    $ 21,867   $ 24,310
                                               ========    ========   ========
Earnings Per Common Share
    BASIC                                         $2.05       $1.22      $1.37
                                                  =====       =====      =====
    DILUTED                                       $1.95       $1.19      $1.32
                                                  =====       =====      =====

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Dollars in thousands, except per share data

                                                                      Net       Employee
                                            Additional             Unrealized     Stock
                      Preferred    Common     Paid-In    Retained  Securities   Ownership   Treasury
                        Stock      Stock      Capital    Earnings  Gains(Losses)   Plan       Stock
BALANCE AT
JANUARY 1, 1995        $4,563     $28,961   $ 92,370     $63,170      $ (964)     $(141)    $  (309)
Net income                                                24,310
Cash dividends declared:
  Preferred stock                                           (849)
  Common stock $.33
    per share (F.N.B.)
    and $.20 per share
    (WCBI)                                                (3,489)
Purchase of common
  stock                                                                                      (1,447)
Issuance of common
  stock                                89        420                                          1,292
Stock dividend                      1,071      7,614      (8,691)
Conversion of
  preferred stock         (47)         85        502
Obligation under
  ESOP plan                                                                        (248)
Change in net
  unrealized
  securities gains
  (losses)                                                             4,252
                       ------     -------   --------     -------      ------      -----       ------
Balance at 12/31/95     4,516      30,206    100,906      74,451       3,288       (389)       (464)
Net income                                                21,867
Cash dividends declared:
  Preferred stock                                           (766)
  Common stock
    $.60 per share
    (F.N.B.) and
    $.23 per share
    (WCBI)                                                (6,123)
Purchase of
  common stock                                                                               (3,421)
Issuance (retirement)
  of common stock                     (44)      (438)                                         2,398
Stock dividend                      1,016      9,711     (10,727)
Conversion of pre-
 ferred stock            (991)        399        592
Obligation under
  ESOP plan                                                                         389
Change in net
  unrealized
  securities
  gains (losses)                                                        (727)
                       ------     -------   --------     -------      ------      -----       ------
Balance at 12/31/96     3,525      31,577    110,771      78,702       2,561          0      (1,487)
Net income                                                36,200
Cash dividends declared:
  Preferred stock                                           (588)
  Common stock
    $.63 per share
    (F.N.B.) and
    $.12 per share
    (WCBI)                                                (8,990)
Purchase of
  common stock                                                                               (7,688)
Issuance of
  common stock                         47        131        (497)                             5,547
Issuance of
  common stock
  for acquisition                   1,260      2,240       4,177
Stock dividend                      1,332     15,074     (16,406)
Conversion of
  preferred stock        (650)        266        384
Change in net
  unrealized
  securities
  gains (losses)                                                       2,763
                       ------     -------   --------     -------      ------      ------    -------
Balance at 12/31/97    $2,875     $34,482   $128,600     $92,598      $5,324      $   0     $(3,628)
                       ======     =======   ========     =======      ======      ======    =======


See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in thousands
Year Ended December 31                         1997       1996        1995
                                            ----------  ---------   ---------
OPERATING ACTIVITIES
Net income                                  $  36,200   $  21,867   $  24,310
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization               7,867       6,821       7,119
    Provision for loan losses                  11,100       9,773       7,174
    Provision for valuation allowance on
      other real estate owned                     540         664         100
    Deferred taxes                             (1,460)     (2,193)       (650)
    Gain on securities available for sale      (1,252)       (788)       (401)
    Gain on sale of loans                      (1,730)       (961)       (915)
    Extraordinary gains on sales of
      subsidiary and branches, net of tax      (8,809)
    Proceeds from sale of loans               115,998      72,459      68,311
    Loans originated for sale                (110,382)    (64,694)    (66,231)
Net change in:
      Interest receivable                      (2,628)      1,353      (1,850)
      Interest payable                          1,783         620       2,021
    Other, net                                  4,693       5,560       5,402
                                            ---------   ---------   ---------
  Net cash flows from operating activities     51,920      50,481      44,390

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks         (2,311)      3,097        (524)
  Federal funds sold                           (6,359)     54,214     (48,779)
  Loans                                      (196,892)   (203,384)   (112,778)
Securities available for sale:
  Purchases                                  (266,561)   (198,820)   (142,465)
  Sales                                        40,682      43,667      11,941
  Maturities                                  148,542     113,897      92,474
Securities held to maturity:
  Purchases                                    (9,101)    (48,756)    (49,615)
  Maturities                                   60,423      50,616      83,729
Increase in premises and equipment            (19,423)    (13,029)     (8,115)
Net cash paid for mergers, acquisitions
  and divestiture                             (50,362)
                                            ---------   ---------   ---------
  Net cash flows from investing activities   (301,362)   (198,498)   (174,132)

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits,
    savings and NOW                           128,902     106,341      (2,163)
  Time deposits                               106,647      18,132     165,766
  Short-term borrowings                        (1,802)     40,711     (15,206)
Increase in long-term debt                     44,010      32,899       9,274
Decrease in long-term debt                    (29,862)    (25,504)    (15,104)
Net acquisition of treasury stock              (2,460)     (1,504)        354
Cash dividends paid                            (9,578)     (6,889)     (4,343)
                                            ---------   ---------   ---------
   Net cash flows from financing activities   235,857     164,186     138,578
                                            ---------   ---------   ---------
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                   (13,585)     16,169       8,836
Cash and cash equivalents at
  beginning of year                           121,355     105,186      96,350
                                            ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR    $ 107,770   $ 121,355   $ 105,186
                                            =========   =========   =========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  The supplemental consolidated financial statements give retroactive effect to the merger of Citizens Holding Corporation and subsidiaries (Citizens) with and into F.N.B. Corporation (F.N.B. or the Corporation). The merger, which was consummated on August 31, 1998, resulted in the Corporation issuing a total of 1,012,325 shares of common stock. The transaction has been accounted for on a pooling-of-interests basis, and the financial statements are presented as if the merger had been consummated for all the periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the Corporation's consolidated financial statements for the quarter ended September 30, 1998.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania. As of October 28, 1998, it operated 9 banks through 84 offices and a consumer finance company through 34 offices in Pennsylvania, Florida, Ohio and New York.

BASIS OF PRESENTATION:
  The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

USE OF ESTIMATES:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of stockholders' equity, net of tax.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation does not have and has no intention of establishing a trading securities classification.

MORTGAGE LOANS HELD FOR SALE:
 Mortgage loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

LOANS AND THE ALLOWANCE FOR LOAN LOSSES:
  Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. While on non-accrual, contractual interest payments are applied against principal until the loan is restored to accrual status. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

PREMISES AND EQUIPMENT:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

OTHER REAL ESTATE OWNED:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

AMORTIZATION OF INTANGIBLES:
 Goodwill is being amortized over 15 years on the straight-line method and core deposit intangibles are being amortized on accelerated methods over various lives ranging from 7-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

INCOME TAXES:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:
  Earnings and cash dividends per share have been adjusted for common stock dividends.

  In 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS No. 128), "Earnings per Share." FAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts have been restated to conform to the FAS No. 128 requirements.

  Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

  Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

CASH EQUIVALENTS:
  The Corporation considers cash and due from banks as cash and cash equivalents.

NEW ACCOUNTING STANDARDS:
  FAS No. 130, "Reporting Comprehensive Income," establishes new standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non shareholder sources, such as changes in net unrealized securities gains. It includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. This statement is effective for the Corporation's fiscal year ending December 31, 1998. Application of this statement will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

  FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. It requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. This statement is effective for the Corporation's fiscal year ending December 31, 1998.

  FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires companies to recognize all derivatives on the balance sheet at fair value. Additionally, derivatives that are not hedges must be adjusted to fair value through income. This Statement is effective for the Corporation's fiscal year ending December 31, 2000. Because the Corporation has not entered into any derivative transactions, the adoption of this statement will have no impact on the financial statements.

MERGERS, ACQUISITIONS AND DIVESTITURES

  On August 21, 1998, the Corporation signed a definitive merger agreement with Guaranty Bank & Trust (Guaranty), a community bank headquartered in Venice, Florida with assets of $144.0 million. The merger agreement calls for the Corporation to pay $43.00 for each share of Guaranty common stock, resulting in the issuance of approximately 1,148,099 shares of the Corporation's common stock. Guaranty will be merged into an existing subsidiary of the Corporation, West Coast Bank to form West Coast Guaranty Bank. The transaction, which is expected to close during the first quarter of 1999 pending regulatory and shareholder approval, is expected to be accounted for as a pooling-of-interests.

  On August 31, 1998, the Corporation completed its affiliation with Citizens, headquartered in Clearwater, Florida, with assets totaling $135.0 million. Under the terms of the merger agreement, each outstanding share of Citizens' common stock was converted into 1.743 shares of the Corporation's common stock. A total of 1,012,325 shares of the Corporation's common stock were issued. Citizens' principal asset, Citizens Bank and Trust, was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNB Florida), formerly Indian Rocks National Bank. Results for prior years are restated to reflect this acquisition as a pooling-of-interests.

  On May 29, 1998, the Corporation completed its affiliation with Seminole Bank, headquartered in Seminole, Florida, with assets totaling $92.2 million. Under the terms of the merger agreement, each outstanding share of Seminole's common stock was converted into 1.530 shares of the Corporation's common stock. A total of 855,450 shares of the Corporation's common stock were issued. Seminole was merged into an existing subsidiary of the Corporation, FNB Florida. Results for prior years are restated to reflect this acquisition as a pooling-of-interests.

  On January 20, 1998, the Corporation completed its affiliation with West Coast Bank (West Coast), headquartered in Sarasota, Florida, with assets totaling $107.4 million. Under the terms of the merger agreement, each outstanding share of West Coast's common stock was converted into 1.0 share of the Corporation's common stock. A total of 585,263 shares of the Corporation's common stock were issued. Results for prior years have been restated to reflect this acquisition as a pooling-of-interests.

  The following table sets forth separate company financial information for the year immediately prior to the mergers and does not reflect any mergers which occurred subsequent to December 31, 1997 (in thousands):

YEAR ENDED DECEMBER 31, 1997           F.N.B.  CITIZENS  SEMINOLE  WEST COAST
                                      -------- --------  --------  ----------
Net interest income                   $111,030  $4,800    $3,771     $4,013
Net income                              33,123   1,052     1,146        879

  On November 21, 1997, the Corporation completed the sale of three Belmont County, Ohio branches of its subsidiary, Metropolitan National Bank, to Citizens Bancshares, Inc., a bank holding company headquartered in Salineville, Ohio. The sale resulted in the Corporation recognizing a $3.6 million after-tax extraordinary gain.

  On November 20, 1997, the Corporation purchased all of the assets and liabilities of Mercantile Bank of Southwest Florida (Mercantile), a bank located in Naples, Florida. The Corporation paid $17.72 per share for each of the 766,681 outstanding shares of Mercantile's common stock. Mercantile was merged into another affiliate of the Corporation, First National Bank of Naples, headquartered in Naples, Florida. The transaction was accounted for as a purchase. As a result of the purchase, the Corporation acquired assets of $121.7 million, including goodwill amounting to $7.1 million and core deposit intangibles amounting to $595,000, and assumed liabilities of $108.2 million. Unaudited pro forma results of operations for the Corporation as if Mercantile was acquired on January 1, 1995 are as follows (in thousands, except per share data):

 YEAR ENDED DECEMBER 31                        1997       1996       1995
                                            --------   --------   --------
Net interest income                         $126,332   $120,358   $111,361
Net income                                    35,082     21,734     24,025
Net income per common share (Basic)             1.99       1.21       1.35

  On October 17, 1997, the Corporation completed its affiliation with FNB Florida, a community bank headquartered in Largo, Florida with assets of $80.9 million. Under the terms of the merger agreement, each outstanding share of FNB Florida's common stock was converted into 1.8 shares of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 630,000 shares of the Corporation's common stock were issued. The merger has been accounted for as a pooling-of-interests, except that financial statements were not restated due to immateriality. FNB Florida's results of operations since October 17, 1997 are included in the Corporation's consolidated assets.

  On June 30, 1997, the Corporation completed the sale of its subsidiary, Bucktail Bank and Trust Company (Bucktail), to Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. Under the sales agreement, Sun issued 565,384 shares of Sun's common stock, having an estimated value of $17.6 million, in exchange for 100% ownership of Bucktail. At consummation, Bucktail had assets of $124.6 million and liabilities of $115.3 million. The sale resulted in the Corporation recognizing a $5.2 million after-tax extraordinary gain. The Corporation has reflected its original ownership interest as well as subsequent purchases of Sun common stock as an equity investment included in other assets. At December 31, 1997, the Corporation's investment in Sun is accounted for using the equity method and had a market value totaling $33.3 million and a carrying value totaling $20.2 million. The Corporation recognized equity earnings from Sun totaling $621,000 for the year ended December 31, 1997.

  On April 18, 1997, the Corporation completed its affiliation with West Coast Bancorp, Inc. (WCBI), a bank holding company headquartered in Cape Coral, Florida, with assets totaling approximately $181.0 million. Under the terms of the merger agreement, each outstanding share of WCBI's common stock was converted into .794 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 1,197,128 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger and does not reflect any mergers which occurred subsequent to March 31, 1997 (in thousands):

QUARTER ENDED MARCH 31, 1997                  F.N.B.    WCBI
                                             -------   ------
Net interest income                          $25,800   $1,779
Net income                                     6,653      135

  On January 21, 1997, the Corporation completed its affiliation with Southwest Banks, Inc. (Southwest), a bank holding company headquartered in Naples, Florida, with assets totaling $528.8 million. Under the terms of the merger agreement, each outstanding share of Southwest's common stock was converted into .819 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 2,851,907 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger and does not reflect any mergers which occurred subsequent to December 31, 1996 (in thousands):

YEAR ENDED DECEMBER 31, 1996                  F.N.B.    SOUTHWEST
                                             -------    ---------
Net interest income                          $80,744     $17,953
Net income                                    18,433         805

SECURITIES

  The amortized cost of securities and their approximate fair values are as follows (in thousands):

  Securities available for sale:
                                                 GROSS      GROSS
                                    AMORTIZED UNREALIZED  UNREALIZED   FAIR
December 31, 1997                     COST       GAINS      LOSSES     VALUE
                                    --------- ----------  ---------- ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                      $ 306,602  $    978    $  (260)  $ 307,320
Mortgage-backed securities of
  U.S. Government agencies            120,491       501       (146)    120,846
States of the U.S. and political
  subdivisions                          1,486        51                  1,537
Other debt securities                   5,031       107                  5,138
                                    ---------  --------    -------   ---------
    TOTAL DEBT SECURITIES             433,610     1,637       (406)    434,841
Equity securities                      18,590     7,002        (14)     25,578
                                    ---------  --------    -------   ---------
                                    $ 452,200  $  8,639    $  (420)  $ 460,419
                                    =========  ========    =======   =========

                                                 GROSS      GROSS
                                    AMORTIZED UNREALIZED  UNREALIZED   FAIR
December 31, 1996                     COST       GAINS      LOSSES     VALUE
                                    --------- ---------   ---------- ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                      $ 281,766  $   462     $  (855)  $ 281,373
Mortgage-backed securities of
  U.S. Government agencies             45,170      644        (176)     45,638
Other debt securities                   2,000                  (16)      1,984
                                    ---------  -------     -------   ---------
    TOTAL DEBT SECURITIES             328,936    1,106      (1,047)    328,995
Equity securities                      15,419    3,942         (14)     19,347
                                    ---------  -------     -------   ---------
                                    $ 344,355  $ 5,048     $(1,061)  $ 348,342
                                    =========  =======     =======   =========

                                                 GROSS       GROSS
                                    AMORTIZED UNREALIZED  UNREALIZED   FAIR
December 31, 1995                      COST     GAINS       LOSSES     VALUE
                                    --------- ----------  ---------- ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                      $ 258,644  $ 1,905     $  (144)  $ 260,405
Mortgage-backed securities of
  U.S. Government agencies             27,693      203        (130)     27,766
Other debt securities                   2,000                   (5)      1,995
                                    ---------  -------     -------   ---------
    TOTAL DEBT SECURITIES             288,337    2,108        (279)    290,166
Equity securities                      14,005    3,304                  17,309
                                    ---------  -------     -------   ---------
                                    $ 302,342  $ 5,412     $  (279)  $ 307,475
                                    =========  =======     =======   =========

 Securities held to maturity:

                                                 GROSS      GROSS
                                    AMORTIZED UNREALIZED  UNREALIZED   FAIR
December 31, 1997                      COST     GAINS       LOSSES     VALUE
                                    --------- ----------  ---------- ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                      $  22,990  $    98     $   (20)  $  23,068
States of the U.S. and political
  subdivisions                         53,279      414         (41)     53,652
Mortgage-backed securities of
  U.S. Government agencies             61,468      122        (228)     61,362
Other debt securities                     853        6          (4)        855
                                    ---------  -------     -------   ---------
                                    $ 138,590  $   640     $  (293)  $ 138,937
                                    =========  =======     =======   =========

                                                 GROSS      GROSS
                                    AMORTIZED UNREALIZED  UNREALIZED   FAIR
December 31, 1996                      COST     GAINS       LOSSES     VALUE
                                    --------- ----------  ---------- ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                      $  22,554  $    81     $   (43)  $  22,592
States of the U.S. and political
  subdivisions                         59,075      193        (443)     58,825
Mortgage-backed securities of
  U.S. Government agencies            109,986      142        (757)    109,371
Other debt securities                   1,188        5          (5)      1,188
                                    ---------  -------     -------   ---------
                                    $ 192,803  $   421     $(1,248)  $ 191,976
                                    =========  =======     =======   =========

                                                 GROSS      GROSS
                                    AMORTIZED UNREALIZED  UNREALIZED   FAIR
December 31, 1995                      COST     GAINS       LOSSES     VALUE
                                    --------- ----------  ---------- ---------
U.S. Treasury and other U.S.
  Government agencies and
  corporations                      $  31,267  $   251     $   (72)  $  31,446
States of the U.S. and political
  subdivisions                         51,493      272        (291)     51,474
Mortgage-backed securities of
  U.S. Government agencies            110,726      488        (424)    110,790
Other debt securities                   1,316        6          (6)      1,316
                                    ---------  -------     -------   ---------
                                    $ 194,802  $ 1,017     $  (793)  $ 195,026
                                    =========  =======     =======   =========

  In December of 1995, the Corporation transferred $97.5 million of debt securities from the held to maturity category to the available for sale category in accordance with the implementation guidance issued on FAS No. 115. At the time of transfer, the market value of the securities totaled $97.8 million, and the unrealized gain, net of taxes, of $118,000 was recorded as an increase to stockholders' equity.

  At December 31, 1997 and 1996, respectively, securities with a carrying value of $154.5 million and $142.5 million were pledged to secure public deposits, trust deposits and for other purposes as required by law.
Securities with a carrying value of $137.1 million and $69.4 million at December 31, 1997 and 1996, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1997, the Corporation had not entered into any off-balance sheet derivative transactions.

  As of December 31, 1997, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                   HELD TO MATURITY      AVAILABLE FOR SALE
                                 -------------------    --------------------
                                 AMORTIZED    FAIR       AMORTIZED     FAIR
December 31, 1997                  COST       VALUE        COST        VALUE
                                 ---------  ---------   ---------  ---------
Due in one year or less          $  17,324  $  17,335   $  82,456  $  82,499
Due from one to five years          49,195     49,393     199,104    199,719
Due from five to ten years           9,770      9,987      27,152     27,251
Due after ten years                    833        860       4,407      4,526
                                 ---------  ---------   ---------  ---------
                                    77,122     77,575     313,119    313,995
Mortgage-backed securities of
 U.S. Government Agencies           61,468     61,362     120,479    120,823
Equity securities                                          18,602     25,601
                                 ---------  ---------   ---------  ---------
                                 $ 138,590  $ 138,937   $ 452,200  $ 460,419
                                 =========  =========   =========  =========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $40.7 million, $43.7 million and $11.9 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                                1997      1996      1995
                                               ------    ------    ------
Gross gains                                    $1,365    $  885    $  535
Gross losses                                      113        97       134
                                               ------    ------    ------
                                               $1,252    $  788    $  401
                                               ======    ======    ======
LOANS

  Following is a summary of loans (in thousands):

December 31                                         1997        1996
                                                ----------   ----------
Real estate:
 Residential                                    $  905,065   $  753,948
 Commercial                                        524,006      479,041
 Construction                                       67,216       45,532
Installment loans to individuals                   295,336      410,322
Commercial, financial and agricultural             263,902      216,913
Lease financing                                     59,852       21,538
Unearned income                                    (20,473)     (24,013)
                                                ----------   ----------
                                                $2,094,904   $1,903,281
                                                ==========   ==========

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1997. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

        Total loans at December 31, 1996                 $  30,940
        New loans                                           40,232
        Repayments                                         (41,255)
        Other                                                2,641
                                                         ---------
        Total loans at December 31, 1997                 $  32,558
                                                         =========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                       1997        1996
                                                -------     -------
Non-accrual loans                               $ 8,340     $10,279
Restructured loans                                1,345       2,709
                                                -------     -------
  TOTAL NON-PERFORMING LOANS                      9,685      12,988
Other real estate owned                           4,027       7,282
                                                -------     -------
  TOTAL NON-PERFORMING ASSETS                   $13,712     $20,270
                                                =======     =======

  For the years ended December 31, 1997, 1996 and 1995, income recognized on non-accrual and restructured loans was $477,000, $798,000 and $685,000, respectively. Income that would have been recognized during 1997, 1996 and 1995 on such loans if they were in accordance with their original terms was $1.1 million, $1.5 million and $1.3 million, respectively. Loans past due 90 days or more were $3.2 million, $3.1 million and $4.0 million at December 31, 1997, 1996 and 1995, respectively.

  Following is a summary of information pertaining to loans considered to be impaired under FAS 114 (in thousands):

At of For the Year Ended December 31              1997        1996
                                                -------     -------
Impaired loans with an allocated allowance      $ 1,316     $ 5,063
Impaired loans without an allocated allowance                 5,605
                                                -------     -------
   Total impaired loans                         $ 1,316     $10,668
                                                =======     =======
Allocated allowance on impaired loans               492       1,529
                                                =======     =======
Portion of impaired loans on non-accrual            950       5,125
                                                =======     =======
Average impaired loans                            5,887      13,389
                                                =======     =======
Income recognized on impaired loans                  99         822
                                                =======     =======

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                      1997       1996       1995
                                          --------   --------   --------
Balance at beginning of year              $ 30,231   $ 26,673   $ 24,720

Reduction due to the sale of a subsidiary
 and loans                                  (3,828)
Addition due to acquisitions                 1,167

Charge-offs                                (10,035)    (7,841)    (7,405)
Recoveries                                   1,271      1,626      2,184
                                          --------   --------   --------
    NET CHARGE-OFFS                         (8,764)    (6,215)    (5,221)
Provision for loan losses                   11,100      9,773      7,174
                                          --------   --------   --------
Balance at end of year                    $ 29,906   $ 30,231   $ 26,673
                                          ========   ========   ========

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                 1997       1996
                                          --------   --------
Land                                      $ 14,754   $ 12,495
Premises                                    62,461     49,119
Equipment                                   41,964     35,690
                                          --------   --------
                                           119,179     97,304
Accumulated depreciation                   (45,716)   (40,591)
                                          --------   --------
                                          $ 73,463   $ 56,713
                                          ========   ========

  Depreciation expense was $6.5 million for 1997, $6.0 million for 1996 and $5.2 million for 1995.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $3.7 million for 1997, $2.8 million for 1996 and $2.8 million for 1995. Total minimum rental commitments under such leases were $26.4 million at December 31, 1997. Following is a summary of future minimum lease payments for years following December 31, 1997 (in thousands):

            1998. . . . . . . . . . . . . . .  $ 1,991
            1999. . . . . . . . . . . . . . .    1,408
            2000. . . . . . . . . . . . . . .    1,050
            2001. . . . . . . . . . . . . . .      906
            2002. . . . . . . . . . . . . . .      824
            Later years . . . . . . . . . . .   20,177

DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                              1997           1996
                                      ----------     ----------
Non-interest bearing                  $  311,885     $  278,358
Savings and NOW                        1,068,156        960,186
Certificates of deposit and
  other time deposits                  1,087,016      1,002,028
                                      ----------     ----------
                                      $2,467,057     $2,240,572
                                      ==========     ==========

  Following is a summary of the scheduled maturities of certificates of deposits and other time deposits for each of the five years following December 31, 1997 (in thousands):

            1998. . . . . . . . . . . . . .    $722,944
            1999. . . . . . . . . . . . . .     234,789
            2000. . . . . . . . . . . . . .      79,496
            2001. . . . . . . . . . . . . .      29,780
            2002. . . . . . . . . . . . . .      19,691
            Later years . . . . . . . . . .         316

  Time deposits of $100,000 or more were $213.4 million and $186.6 million at December 31, 1997 and 1996, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1997 (in thousands):

                                     CERTIFICATES  OTHER TIME
December 31, 1997                     OF DEPOSIT    DEPOSITS    TOTAL
                                     ------------  ----------  --------
Three months or less                   $ 67,807     $ 4,410    $ 72,217
Three to six months                      33,633       3,167      36,800
Six to twelve months                     40,625       3,489      44,114
Over twelve months                       42,497      17,791      60,288
                                       --------     -------    --------
                                       $184,562     $28,857    $213,419
                                       ========     =======    ========
SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                           1997       1996
                                                    --------   --------
Securities sold under repurchase agreements         $ 59,136   $ 40,213
Federal funds purchased                               16,862     21,052
Other short-term borrowings                            4,257      1,506
Subordinated notes                                    46,931     55,201
                                                    --------   --------
                                                    $127,186   $117,972
                                                    ========   ========

  Credit facilities amounting to $36.5 million at December 31, 1997 were maintained with various banks. The majority of these facilities have rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $33.5 million at December 31, 1997.

  In addition, certain subsidiaries have lines of credit with the Federal Home Loan Bank, which if used would require collateralization. These lines totaled $133.8 million, of which no amounts were used as of December 31, 1997.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                           1997       1996
                                                    --------   --------
Real estate mortgages payable                                  $    147
Federal Home Loan Bank advances                     $ 28,386     24,042
Subordinated notes                                    43,860     33,990
                                                    --------   --------
                                                    $ 72,246   $ 58,179
                                                    ========   ========

  The Federal Home Loan Bank advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts annually from 1998 through 2002. Interest rates paid on these advances range from 5.66% to 6.32% in 1997 and 5.10% to 5.38% in 1996.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007. At December 31, 1997, $33.8 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The issuer may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.58% at December 31, 1997 and 7.69% at December 31, 1996.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1997 are as follows (in thousands):

            1998 . . . . . . . . . . . . . . . $22,239
            1999 . . . . . . . . . . . . . . .  19,487
            2000 . . . . . . . . . . . . . . .   2,727
            2001 . . . . . . . . . . . . . . .   6,159
            2002 . . . . . . . . . . . . . . .  17,185
            Later years. . . . . . . . . . . .   4,449

COMMITMENTS AND CREDIT RISK

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                           1997       1996
                                                    --------   --------
Commitments to extend credit                        $369,000   $305,623
Standby letters of credit                             21,059     17,012

  At December 31, 1997, funding of approximately 80% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985 for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 5.7 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1997, 2,270 shares of Series A Preferred were converted to 1,903 shares of common stock. At December 31, 1997, 15,182 shares of common stock were reserved by the Corporation for the conversion of the remaining 21,318 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $11.08 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1997, 62,761 shares of Series B Preferred were converted to 131,197 shares of common stock. At December 31, 1997, 571,641 shares of common stock were reserved by the Corporation for the conversion of the remaining 266,182 outstanding shares.

STOCK INCENTIVE PLANS

  The Corporation has available up to 959,660 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1997, 3,811 shares out of a total of 54,740 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 1997 was $21.55.

  The Corporation has available up to 2,360,141 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share using the Black-Scholes option pricing model is as follows (in thousands, except per share data):

Year Ended December 31                         1997        1996       1995
                                             --------   --------   --------
Pro forma net income before
  extraordinary items                        $ 27,060   $ 21,669   $ 24,240
Extraordinary items, net of tax                 8,809
                                             --------   --------   --------
Pro forma net income                         $ 35,869   $ 21,669   $ 24,240
                                             ========   ========   ========
Pro forma earnings per share:
  Basic:
    Before extraordinary items                  $1.53      $1.21      $1.36
    Extraordinary items, net of tax               .50
                                                -----      -----      -----
    Net income                                  $2.03      $1.21      $1.36
                                                =====      =====      =====
  Diluted:
    Before extraordinary items                  $1.46      $1.18      $1.32
    Extraordinary items, net of tax               .47
                                                -----      -----      -----
    Net income                                  $1.93      $1.18      $1.32
                                                =====      =====      =====

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The following input assumptions were utilized:

                                                  1997       1996       1995
                                                 ------     ------     ------
Risk-free interest rate                           6.53%      5.63%      7.65%
Dividend yield                                    1.66%      3.00%      3.00%
Volatility factor of the expected market
  price of the Corporation's common stock          .22%       .19%       .19%
Weighted average expected life of the
  options (years)                                 5.00       5.00       5.00

  Activity in the Option Plan during the past three years was as follows:

                                              WEIGHTED
                                               AVERAGE
                                                PRICE
                                                 PER
                                      1997      SHARE     1996       1995
                                    ---------  -------  --------    -------
Outstanding, beginning of year      1,161,147  $11.38    973,455    874,374
  Granted during the year             147,971   23.24    206,607    136,826
  Exercised during the year           (61,179)   8.99    (12,315)   (22,212)
  Forfeited during the year           (48,658)  16.73     (6,600)   (15,533)
                                    ---------           ---------   -------
Ending balance                      1,199,281   12.20   1,161,147   973,455
                                    =========           =========   =======

  At December 31, 1997, options for 706,218 of common stock were exercisable at prices ranging from $5.71 to $21.54 per share. The weighted average remaining contractual life of outstanding options was 6 years at December 31, 1997.

  The Corporation has granted warrants to purchase one share of common stock (at an exercise price of $6.24 or $10.39 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 152,856 shares of common stock for issuance in connection with these warrants.

RETIREMENT PLANS

  Certain of the Corporation's subsidiaries have defined benefit retirement plans covering substantially all of their employees. The expense associated with these plans was $1.6 million in 1997, $1.6 million in 1996 and $1.3 million in 1995.

  The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.

  Following is the estimated funded status (in thousands):


December 31                                              1997                               1996
                                             -----------------------------      ------------------------------
                                              PLANS WHOSE     PLANS WHOSE        PLANS WHOSE     PLANS WHOSE
                                             ASSETS EXCEED    ACCUMULATED       ASSETS EXCEED    ACCUMULATED
                                              ACCUMULATED       BENEFITS         ACCUMULATED       BENEFITS
                                                BENEFITS     EXCEED ASSETS         BENEFITS      EXCEED ASSETS
                                             -----------------------------      ------------------------------
Actuarial present value of:
  Vested benefit obligation                     $ 16,232       $  2,910            $ 13,841        $  2,770
                                                ========       ========            ========        ========
  Accumulated benefit obligation                $ 16,672       $  4,112            $ 14,150        $  3,635
                                                ========       ========            ========        ========

  Projected benefit obligation for services
    rendered to date                            $(20,625)      $ (4,776)           $(17,472)       $ (4,160)
Plan assets at fair value, primarily U.S.
  Government securities and common stocks         25,229                             20,238
                                                --------       --------            --------        --------
Plan assets in excess of or (less than)
  projected benefit obligation                     4,604         (4,776)              2,766          (4,160)
Unrecognized net (gain) loss                      (3,274)           (50)             (1,832)            (63)
Unrecognized net obligation                           47                                 52
Unrecognized prior service cost                      129          1,642                 146           1,911
                                                --------       --------            --------        --------
                                                $  1,506       $ (3.194)           $  1,132        $ (2,312)
                                                ========       ========            ========        ========


  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                                1997     1996     1995
                                                    -------  -------  -------
Service costs - benefits earned during the period   $ 1,196  $ 1,244  $   854
Interest cost on projected benefit obligation         1,726    1,525    1,375
Actual return on plan assets                         (4,614)  (2,026)  (3,014)
Net amortization                                      3,304      894    2,115
                                                    -------  -------  -------
Net pension expense                                 $ 1,612  $ 1,637  $ 1,330
                                                    =======  =======  =======

Assumptions as of December 31                         1997     1996     1995
                                                      ----     ----     ----
Weighted average discount rate                        7.0%     7.5%     7.0%
Rates of increase in compensation levels              4.0%     4.0%     4.0%
Expected long-term rate of return on assets           8.0%     8.0%     8.0%

  At December 31, 1997 and 1996, respectively, plan assets include $1.6 million and $965,000 the Corporation's common stock. At December 31, 1996, plan assets also include $193,000 of the Corporation's subordinated debt.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $570,000 in 1997, $536,000 in 1996 and $504,000 in 1995.

  Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $468,000 in 1997, $384,000 in 1996 and $298,000 in 1995 related to the Salary Savings ESOP Plan.

POSTRETIREMENT PLANS

  In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are noncontributory.

  The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

Year Ended December 31                                1997      1996
                                                      ----      ----
Accumulated postretirement benefit obligation:
  Current retirees                                    $ 77      $ 79
  Fully eligible actives                                28        49
  Other actives                                        674       688
Total Accumulated Postretirement                      ----      ----
  Benefit Obligation                                   779       816
Unrecognized net transition obligation                (563)     (612)
Unrecognized net gain                                  311       233
Unrecognized prior service cost                         (7)       (7)
                                                      ----      ----
Accrued postretirement benefit liability              $520      $430
                                                      ====      ====

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                        1997     1996     1995
                                              ----     ----     ----
Service cost                                  $ 60     $ 66     $ 60
Interest cost                                   56       54       68
Amortization of transition obligation           25       30       38
                                              ----     ----     ----
Net periodic postretirement benefit cost      $141     $150     $166
                                              ====     ====     ====

  A 6.0% annual rate of increase in the per capita costs of covered health care benefits is assumed for 1998, gradually decreasing to 5.25% by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $73,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1997 by $14,000. A discount rate of 7.0% was used to determine the accumulated postretirement benefit obligation.

RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $3.2 million, or $.19 per share. The legislation also included provisions that resulted in a reduction in annual deposit insurance costs.

INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                           1997       1996       1995
                                               --------   --------   --------
Current income taxes:
  Federal taxes                                $ 13,859   $ 12,685   $ 12,106
  State taxes                                       372        461        639
                                               --------   --------   --------
                                                 14,231     13,146     12,745
Deferred income taxes:
  Federal taxes                                  (1,460)    (2,195)      (623)
                                                -------    -------    -------
                                                $12,771    $10,951    $12,122
                                                =======    =======    =======

  The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                        1997      1996
Deferred tax assets:                             -------   -------
  Allowance for loan losses                      $10,292   $ 9,239
  Deferred compensation                            1,957     1,374
  Deferred benefits                                  913       634
  Loan fees                                          661       202
  Other                                              471     1,112
                                                 -------   -------
    TOTAL GROSS DEFERRED TAX ASSETS               14,294    12,561
                                                 -------   -------
Deferred tax liabilities:
  Depreciation                                       (79)     (780)
  Unrealized gains on securities available
    for sale                                      (2,881)   (2,110)
  Leasing                                         (4,997)   (1,915)
  Other                                           (1,347)     (812)
                                                 -------   -------
    TOTAL GROSS DEFERRED TAX LIABILITIES          (9,304)   (5,617)
                                                 -------   -------
    NET DEFERRED TAX ASSETS                      $ 4,990   $ 6,944
                                                 =======   =======

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                           1997       1996       1995
                                                 ----       ----       ----
Federal statutory tax                            35.0%      35.0%      35.0%
Effect of nontaxable interest and
  dividend income                                (3.6)      (4.2)      (3.8)
State taxes                                        .6         .6        1.1
Goodwill                                           .3         .3         .4
Merger related costs                               .6        2.2
Other items                                      (1.1)       (.5)        .6
                                                 ----       ----       ----
Actual effective taxes                           31.8%      33.4%      33.3%
                                                 ====       ====       ====

EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                         1997       1996        1995
                                             -------     -------     -------
BASIC
Income before extraordinary items            $27,391     $21,867     $24,310
Less:  Preferred stock dividends declared       (588)       (766)       (849)
Income before extraordinary items            -------     -------     -------
  applicable to common stock                  26,803      21,101      23,461
Extraordinary items, net of tax                8,809
                                             -------     -------     -------
Net income applicable to basic earnings
  per share                                  $35,612     $21,101     $23,461
                                             =======     =======     =======

Average common shares outstanding         17,340,823  17,270,127  17,140,229
                                          ==========  ==========  ==========

Income before extraordinary items              $1.54       $1.22       $1.37
Extraordinary items, net of tax                  .51
                                               -----       -----       -----
Earnings per share                             $2.05       $1.22       $1.37
                                               =====       =====       =====

DILUTED
Income before extraordinary items            $27,391     $21,867     $24,310
Extraordinary items, net of tax                8,809
                                             -------     -------     -------
Net income applicable to diluted earnings
 per share                                   $36,200     $21,867     $24,310
                                             =======     =======     =======

Average common shares outstanding         17,340,823  17,270,127  17,140,229
Convertible preferred stock                  662,685     947,220   1,054,654
Net effect of dilutive stock options
  based on the treasury stock method
  using the average market price             566,930     213,196     154,988
                                          ----------  ----------  ----------
                                          18,570,438  18,430,543  18,349,871
                                          ==========  ==========  ==========

Income before extraordinary items              $1.48       $1.19       $1.32
Extraordinary items, net of tax                  .47
                                               -----       -----       -----
Earnings per share                             $1.95       $1.19       $1.32
                                               =====       =====       =====

CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                         1997       1996       1995
                                             --------   --------   --------
Cash paid during year for:
  Interest                                   $90,520    $84,115    $79,639
  Income taxes                                11,111     11,160     12,453

Non-cash Investing and Financing Activities:
    Acquisition of real estate in
      settlement of loans                    $ 3,336    $ 6,720    $ 3,757
    Loans granted in the sale of
     other real estate                         1,557        407        641
    Transfers and reclassifications
     of investment securities to
     securities available for sale                                  97,483

REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of December 31, 1997, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  Following are the capital ratios as of December 31, 1997 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania and First National Bank of Naples (dollars in thousands):

                                                              TO BE WELL
                                                           CAPITALIZED UNDER
                                          FOR CAPITAL      PROMPT CORRECTIVE
                          ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
                     ----------------  -----------------   -----------------
                      AMOUNT    RATIO   AMOUNT    RATIO     AMOUNT    RATIO
                     --------   -----  --------   -----    --------   -----
F.N.B. CORPORATION:
  Total Capital      $280,660   14.0%  $160,010    8.0%    $200,013    10.0%
    (to risk-weighted
     assets)
  Tier 1 Capital      245,777   12.3     80,005    4.0      120,008     6.0
    (to risk-weighted
     assets)
  Tier 1 Capital      245,777    8.6    114,425    4.0      143,031     5.0
    (to average assets)

FIRST NATIONAL BANK OF
  PENNSYLVANIA:
  Total Capital      $ 88,384   11.5%  $ 61,709    8.0%    $ 77,136    10.0%
    (to risk-weighted
     assets)
  Tier 1 Capital       78,714   10.2     30,854    4.0       46,282     6.0
    (to risk-weighted
     assets)
  Tier 1 Capital       78,714    7.1     44,089    4.0       55,111     5.0
    (to average assets)

FIRST NATIONAL BANK
OF NAPLES:
  Total Capital      $ 46,770   11.7%  $ 31,886    8.0%    $ 39,858    10.0%
    (to risk-weighted
     assets)
  Tier 1 Capital       42,208   10.6     15,943    4.0       23,915     6.0
    (to risk-weighted
     assets)
  Tier 1 Capital       42,208    8.3     20,372    4.0       25,465     5.0
    (to average assets)

  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $12.6 million at December 31, 1997 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1997, the subsidiaries had $40.5 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $44.0 million at December 31, 1997.

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the supplemental consolidated financial statements.

BALANCE SHEET (IN THOUSANDS):

December 31                                         1997      1996
                                                  --------  --------
ASSETS
Cash                                              $      6  $     19
Short-term investments                               2,095     4,457
Advances to subsidiaries                            12,122    81,099
Other assets                                         5,414     5,162
Securities available for sale                                  7,191
Investment in bank subsidiaries                    230,020   206,412
Investment in non-bank subsidiaries                110,940    14,715
                                                  --------  --------
                                                  $360,597  $319,055
                                                  ========  ========

LIABILITIES
Other liabilities                                 $  6,555  $  4,215
Short-term borrowings                               49,931    55,201
Long-term debt                                      43,860    33,990
                                                  --------  --------
  TOTAL LIABILITIES                                100,346    93,406
                                                  --------  --------
STOCKHOLDERS' EQUITY                               260,251   225,649
                                                  --------  --------
  TOTAL                                           $360,597  $319,055
                                                  ========  ========

  Subordinated notes, included within short-term borrowings and long-term debt are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1997, $80.7 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The Corporation has the right to require the holder to give 30 days prior written notice. The weighted average interest rate was 6.33% at December 31, 1997 and 6.25% at December 31, 1996. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007.

  Following is a summary of the combined aggregate scheduled annual maturities of subordinated notes for each year following December 31, 1997 (in thousands):

                1998. . . . . . . . . . .  $56,100
                1999. . . . . . . . . . .   14,171
                2000. . . . . . . . . . .    2,727
                2001. . . . . . . . . . .    1,159
                2002. . . . . . . . . . .   12,185
                Later years . . . . . . .    4,449

INCOME STATEMENT (IN THOUSANDS)

Year Ended December 31                           1997     1996     1995
                                                -------  -------  -------
INCOME
Dividend income from subsidiaries:
  Bank                                          $31,373  $11,778  $ 8,942
  Non-bank                                        4,660    2,501    3,706
                                                -------  -------  -------
                                                 36,033   14,279   12,648
Gain on sale of securities                        1,296      850      512
Interest income                                   5,423    5,394    4,924
Income from equity investment                       621
Other income                                         95      254      206
                                                -------  -------  -------
  TOTAL INCOME                                   43,468   20,777   18,290
                                                -------  -------  -------
EXPENSES
Interest expense                                  6,280    5,920    5,972
Service fees                                        970      617      609
Other expenses                                    3,248    2,076    1,297
                                                -------  -------  -------
  TOTAL EXPENSES                                 10,498    8,613    7,878
                                                -------  -------  -------
INCOME BEFORE TAXES AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES           32,970   12,164   10,412
Income tax benefit                                1,156      618      700
                                                -------  -------  -------
                                                 34,126   12,782   11,112
                                                -------  -------  -------
Equity in undistributed income (loss)
  of subsidiaries:
    Bank                                         (1,035)   8,052   12,199
    Non-bank                                     (2,118)   1,033      999
                                                -------  -------  -------
                                                 (3,153)   9,085   13,198
                                                -------  -------  -------

INCOME BEFORE EXTRAORDINARY ITEM                 30,973   21,867   24,310
Gain on sale of subsidiary, net of tax            5,227
                                                -------  -------  -------
NET INCOME                                      $36,200  $21,867  $24,310
                                                =======  =======  =======

STATEMENT OF CASH FLOWS (IN THOUSANDS)

Year Ended December 31                          1997       1996       1995
                                              --------   --------   --------
OPERATING ACTIVITIES
Net income                                    $ 36,200   $ 21,867   $ 24,310
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Gain on sale of securities                    (1,296)      (850)      (512)
  Undistributed earnings of subsidiaries         3,153     (9,085)   (13,198)
  Extraordinary gain on sale of
    subsidiaries                                (5,227)
  Other, net                                      (383)    (2,030)      (882)
                                              --------   --------   --------
    Net cash flows from operating activities    32,447      9,902      9,718

INVESTING ACTIVITIES
Purchase of securities                          (1,704)      (235)      (383)
Proceeds from sale of securities                 1,828      1,244        922
Advances from (to) subsidiaries                 (2,735)    (4,250)    (6,107)
Cash paid upon acquisition of subsidiaries     (13,586)
Investment in subsidiaries                     (11,700)       356        737
                                              --------   --------   --------
    Net cash flows from investing activities   (27,897)    (2,885)    (4,831)

FINANCING ACTIVITIES
Net increase in due to non-bank subsidiary       2,950
Net decrease in short-term borrowings           (5,270)     4,839     (1,723)
Decrease in long-term debt                      (6,680)   (12,303)    (5,334)
Increase in long-term debt                      16,550      8,899      6,274
Net acquisition of treasury stock               (2,535)    (1,560)       242
Cash dividends paid                             (9,578)    (6,889)    (4,343)
                                              --------   --------   --------
    Net cash flows from financing activities    (4,563)    (7,014)    (4,884)
                                              --------   --------   --------
NET INCREASE IN CASH                               (13)         3          3
Cash at beginning of year                           19         16         13
                                              --------   --------   --------
CASH AT END OF YEAR                           $      6   $     19   $     16
                                              ========   ========   ========

CASH PAID
Interest                                      $  6,181   $  6,251   $  5,009

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each financial instrument:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                         1997                  1996
                                 ---------------------   ---------------------
                                 CARRYING     FAIR       CARRYING     FAIR
                                  AMOUNT      VALUE       AMOUNT      VALUE
                                 ---------- ----------   ---------- ----------
FINANCIAL ASSETS
Cash and short-term investments  $  148,206 $  148,206   $  143,043 $  143,043
Securities available for sale       460,419    460,419      348,342    348,342
Securities held to maturity         138,590    138,937      192,803    191,976
Net loans, including loans held
  for sale                        2,071,534  2,083,150    1,883,913  1,910,578

FINANCIAL LIABILITIES
Deposits                         $2,467,057 $2,472,139   $2,240,572 $2,247,067
Short-term borrowings               127,186    127,186      117,972    117,972
Long-term debt                       72,246     73,837       58,179     58,901

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
DATA)

The mergers between F.N.B. Corporation and Southwest Banks, Inc., West Coast Bancorp, Inc., West Coast Bank, Seminole Bank and Citizens Holding Corporation and subsidiaries were completed on January 21, 1997, April 18, 1997, January 20, 1998, May 29, 1998 and August 31, 1998, respectively, and accounted for as poolings-of-interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.


YEAR ENDED DECEMBER 31      1997       1996        1995        1994        1993
                        ----------  ----------  ----------  ----------  ----------
Total interest income   $  216,278  $  202,380  $  190,743  $  164,346  $  157,795
Total interest expense      92,664      84,736      81,660      65,043      67,798
Net interest income        123,614     117,644     109,083      99,303      89,997
Provision for loan losses   11,100       9,773       7,174       9,369      10,342
Total non-interest income   25,978      22,822      21,678      19,545      20,881
Total non-interest expenses 98,330      97,875      87,155      82,550      77,668
Net income before
 extraordinary items        27,391      21,867      24,310      17,929      14,697
Extraordinary items, net
 of tax                      8,809
Net income                  36,200      21,867      24,310      17,929      14,697
Recurring net income *      31,956      26,010      24,310      17,929      14,697

AT YEAR-END
Total assets            $2,967,482  $2,680,096  $2,487,518  $2,318,405  $2,195,853
Net loans                2,064,998   1,873,050   1,685,317   1,589,684   1,345,970
Deposits                 2,467,057   2,240,572   2,116,099   1,952,496   1,903,953
Long-term debt              72,246      58,179      50,784      56,614      32,528
Preferred stock              2,875       3,525       4,516       4,563       4,582
Total stockholders'
 equity                    260,251     225,649     212,514     187,516     160,673

PER COMMON SHARE
Earnings
  Basic                     $ 2.05      $ 1.22      $ 1.37      $ 1.02       $ .90
  Diluted                     1.95        1.19        1.32        1.01         .89
Recurring earnings *
  Basic                       1.81        1.46        1.37        1.02         .90
  Diluted                     1.72        1.41        1.32        1.01         .89
Cash dividends                 .60         .57         .31         .23         .22
Book value                   14.14       13.21       11.86       10.44        9.61

RATIOS
Return on average assets      1.32%        .85%       1.01%        .80%        .69%
Return on average assets,
 based on recurring net
 income *                     1.16        1.02        1.01         .80         .69
Return on average equity     15.21        9.91       12.13       10.03        9.57
Return on average equity,
 based on recurring net
 income *                    13.43       11.79       12.13       10.03        9.57
Dividend payout ratio        25.24       29.02       14.87       15.01       17.75
Average equity to
 average assets               8.66        8.62        8.35        7.95        7.21


* Recurring net income excludes extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997 and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.1 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL QUARTERLY EARNINGS SUMMARY (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The mergers between F.N.B. Corporation and Southwest Banks, Inc., West Coast Bancorp, Inc., West Coast Bank, Seminole Bank and Citizens Holding Corporation and subsidiaries were completed on January 21, 1997, April 18, 1997, January 20, 1998, May 29, 1998 and August 31, 1998, respectively, and accounted for as poolings-of-interests. Accordingly, the unaudited quarterly financial data has been restated as if the companies were combined for all periods presented.

QUARTER ENDED 1997                     MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                                       -------   -------   --------   -------
Total interest income                  $52,810   $54,154   $53,384    $55,930
Total interest expense                  22,219    22,898    22,957     24,590
Net interest income                     30,591    31,256    30,427     31,340
Provision for loan losses                2,342     3,602     2,464      2,692
Total non-interest income                6,564     5,769     6,743      6,902
Total non-interest expenses             23,574    28,144    21,849     24,763
Net income before extraordinary items    7,549     3,637     8,832      7,373
Extraordinary items, net of tax                    5,227                3,582
Net income                               7,549     8,864     8,832     10,955
Recurring net income *                   7,549     7,899     8,832      7,676

PER COMMON SHARE
Earnings
  Basic                                   $.43      $.51      $.50       $.61
  Diluted                                  .41       .48       .48        .58
Recurring earnings *
  Basic                                    .43       .45       .50        .43
  Diluted                                  .41       .43       .48        .40
Cash dividends                             .15       .15       .15        .15

QUARTER ENDED 1996                     MAR. 31   JUNE 30   SEPT. 30   DEC. 31
                                       -------   -------   --------   -------
Total interest income                  $49,819   $50,169   $50,487    $51,905
Total interest expense                  21,110    20,730    21,078     21,818
Net interest income                     28,709    29,439    29,409     30,087
Provision for loan losses                1,765     1,992     1,735      4,281
Total non-interest income                5,722     5,583     6,031      5,486
Total non-interest expenses             22,817    22,847    27,094     25,117
Net income                               6,734     6,866     4,607      3,660
Recurring net income **                  6,734     6,866     6,810      5,600

PER COMMON SHARE
Earnings
  Basic                                   $.38      $.38      $.26       $.20
  Diluted                                  .37       .37       .25        .20
Recurring earnings **
  Basic                                    .38       .38        .39       .31
  Diluted                                  .37       .37        .37       .30
Cash dividends                             .14       .14        .14       .15

 * Non-recurring items include merger related costs and other non-recurring costs of approximately $4.2 million recognized during the second quarter and merger related costs of approximately $357,000 recognized during the fourth quarter, each on an after-tax basis.

** Non-recurring items include a one-time third quarter assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $2.1 million recognized during the fourth quarter, each on an after-tax basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the merger of Citizens Holding Corporation and subsidiaries (Citizens) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Supplemental Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and Citizens was consummated on August 31, 1998, and has been accounted for on a pooling-of-interests basis. The Corporation issued 1,012,325 shares of common stock in exchange for all of the outstanding common stock of Citizens. This financial review is presented as if the merger had been consummated for all periods presented.

RESULTS OF OPERATIONS

  Net income increased 65.5% to $36.2 million in 1997 from $21.9 million in 1996. Basic earnings per share was $2.05 and $1.22 for 1997 and 1996, while diluted earnings per share were $1.95 and $1.19, respectively, for those same periods. The results for 1997 include $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. The results for 1996 include a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) of $2.1 million and merger related costs of $2.1 million, both net of tax. Excluding these items, net income would have been $32.0 million in 1997 versus $26.0 million in 1996 and basic and diluted earnings per share would have been $1.81 and $1.72 in 1997 and $1.46 and $1.41 in 1996, respectively. Net interest income increased by 5.1% as net average interest earning assets increased by $27.4 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.32% for 1997 compared to .85% for 1996, while the Corporation's return on average equity was 15.21% for 1997 compared to 9.91% for 1996. Excluding the extraordinary and non-recurring items, the Corporation had a return on average assets of 1.16% and 1.02% for 1997 and 1996, respectively, and a return on average equity of 13.43% and 11.79% for those same periods.

NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):


Year Ended December 31,                       1997                        1996                         1995
                                ---------------------------    --------------------------    --------------------------
                                AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                                BALANCE     INTEREST   RATE    BALANCE     INTEREST   RATE    BALANCE     INTEREST   RATE
                                ----------  --------  ------   ----------  --------  ------   ----------  --------  ------
ASSETS
Interest earning assets:
Interest bearing deposits
  with banks                    $    3,994  $    236   5.91%   $    7,218  $    394   5.46%   $    5,462  $    340   6.22%
Federal funds sold                  77,198     4,101   5.31        57,580     2,981   5.18        56,149     3,266   5.82
Taxable investment
  securities (1)                   444,597    27,603   6.21       429,406    25,491   5.94       435,810    24,913   5.72
Non-taxable investment
  securities                        79,374     4,683   5.90        71,975     4,428   6.15        62,039     3,959   6.38
Loans (2)(3)                     1,961,470   181,726   9.26     1,814,864   171,289   9.44     1,678,104   160,577   9.57
                                ----------  --------           ----------  --------           ----------  --------
  Total interest earning assets  2,566,633   218,349   8.51     2,381,043   204,583   8.59     2,237,564   193,055   8.63
                                ----------  --------           ----------  --------           ----------  --------
Cash and due from banks             86,043                         91,793                         85,943
Allowance for loan losses          (30,799)                       (27,756)                       (25,922)
Premises and equipment              62,728                         52,926                         48,157
Other assets                        63,769                         61,841                         53,918
                                ----------                     ----------                     ----------
                                $2,748,374                     $2,559,847                     $2,399,660
                                ==========                     ==========                     ==========
LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand       $  370,624     9,002   2.43    $  362,834     6,968   1.92    $  314,150     7,478   2.38
  Savings                          595,294    16,405   2.76       545,073    15,587   2.86       535,224    14,194   2.65
  Other time                     1,042,899    57,096   5.47       986,513    53,768   5.45       927,138    51,113   5.51
Short-term borrowings              135,089     6,415   4.75        92,444     4,030   4.36        99,773     5,606   5.62
Long-term debt                      51,145     3,746   7.32        49,977     4,384   8.77        39,856     3,269   8.20
                                ----------  --------           ----------  --------           ----------  --------
  Total interest bearing
    liabilities                  2,195,051    92,664   4.22     2,036,841    84,737   4.16     1,916,141    81,660   4.26
                                            --------                       --------                       --------
Non-interest bearing
  demand deposits                  278,172                        259,375                        248,558
Other liabilities                   37,222                         43,062                         34,543
                                ----------                     ----------                     ----------
                                 2,510,445                      2,339,278                      2,199,242
                                ----------                     ----------                     ----------
STOCKHOLDERS' EQUITY               237,929                        220,569                        200,418
                                ----------                     ----------                     ----------
                                $2,748,374                     $2,559,847                     $2,399,660
                                ==========                     ==========                     ==========
Excess of interest earning
  assets over interest
  bearing liabilities           $  371,582                     $  344,202                     $  321,423
                                ==========                     ==========                     ==========
Net interest income                         $125,685                        $119,846                      $111,395
                                            ========                        ========                      ========
Net interest spread                                    4.29%                          4.43%                          4.37%
                                                       ====                           ====                           ====
Net interest margin (4)                                4.90%                          5.03%                          4.98%
                                                       ====                           ====                           ====

(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average balances include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.


  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $125.7 million in 1997 versus $119.9 million in 1996. Net interest income consisted of interest income of $218.3 million and interest expense of $92.7 million in 1997, compared to $204.6 million and $84.7 million for each, respectively, in 1996. Net interest income as a percentage of average earning assets (commonly referred to as the margin) fell to 4.90% in 1997 compared to 5.03% in 1996.

  Interest income on loans increased 6.3% from $170.0 million in 1996 to $180.8 million in 1997. This increase is the result loan growth. Average loans increased 8.08% from 1996.

  Interest expense on deposits increased to $82.5 million in 1997. This increase was attributable to increases in other time deposits as well as a 51 basis point increase in the rate paid on interest bearing demand.

  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income.
Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31,            1997                      1996
                          ------------------------  -------------------------
                          VOLUME     RATE     NET    VOLUME     RATE     NET
                          -------  -------  -------  -------  -------  -------
INTEREST INCOME
Interest bearing deposits
  with banks              $  (194) $    36  $  (158) $    87  $   (33) $    54
Federal funds sold          1,043       77    1,120       86     (371)    (285)
Securities                  1,345    1,022    2,367      250      797    1,047
Loans                      13,662   (3,225)  10,437   12,855   (2,143)  10,712
                          -------  -------  -------  -------  -------  -------
                           15,856   (2,090)  13,766   13,278   (1,750)  11,528
                          -------  -------  -------  -------  -------  -------
INTEREST EXPENSE
Deposits:
  Interest bearing            152    1,882    2,034    2,063   (2,573)    (510)
  Savings                   1,318     (500)     818      263    1,130    1,393
  Other time                3,127      201    3,328    3,199     (544)   2,655
Short-term borrowings       1,998      387    2,385     (389)  (1,187)  (1,576)
Long-term debt                105     (743)    (638)     875      240    1,115
                          -------  -------  -------  -------  -------  -------
                            6,700    1,227    7,927    6,011   (2,934)   3,077
                          -------  -------  -------  -------  -------  -------
NET CHANGE                $ 9,156  $(3,317) $ 5,839  $ 7,267  $ 1,184  $ 8,451
                          =======  =======  =======  =======  =======  =======

  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.


PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration quantitative and qualitative factors relevant to the collectibility of the existing portfolio. The provision for loan losses increased 13.6% to $11.1 million in 1997. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the allowance to all affiliates in 1997. (See "Non-Performing
Loans and Allowance for Loan Losses" and "Mergers, Acquisitions and
Divestitures"  discussions).

NON-INTEREST INCOME

  Total non-interest income increased 13.8% from $22.8 million in 1996 to $26.0 million in 1997. This increase was attributable to increases in service charges and gains on the sale securities, as well as income from the Corporation's equity investment. Service charges increased 6.0% from $12.6 million in 1996 to $13.3 million in 1997. Revenue was recognized as a result of increases in the level of deposits. Net gains on the sale of securities increased 58.9% due to a higher level of equity security sales in 1997. The
Corporation recognized $621,000 in income from its equity investment since June
30, 1997.

NON-INTEREST EXPENSES

  Total non-interest expense increased from $97.9 million in 1996 to $98.3 million in 1997. The increase is primarily attributable to an increase of $4.1 million in salaries and employee benefits and an increase in merger-related expenses from $2.1 million in 1996 to $2.3 million in 1997. Additionally, the 1996 total reflects a one-time assessment of $3.2 million to recapitalize the SAIF.

  Salaries and personnel expense increased 8.6% in 1997. This increase was due to increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions.
The Corporation was required to pay a one-time assessment of $3.2 million.

  Other non-interest expenses decreased $1.3 million to $24.6 million.
Included in other non-interest expenses were $2.3 million in 1997 and $2.1 million in 1996 for expenses related to the affiliations with Southwest, WCBI and FNB Florida. The expenses were primarily legal and investment banking costs associated with the structuring and completion of each affiliation.


INCOME TAXES

  The Corporation recognized income tax expense of $12.8 million for 1997 compared to $11.0 million for 1996. The 1997 effective tax rate of 31.8% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.
Additional information relating to income taxes is furnished in the Notes to Supplemental Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $99.8 million or 16.7% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $33.5 million was unused at the end of 1997. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is subject to risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and the amount of interest-bearing liabilities subject to pricing over a specified period, the amount of change in individual interest rates and the embedded options in all financial instruments. The principal objective of the Corporation's asset/liability management activities is to maximize net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation's Asset/Liability Committee
(ALCO) is responsible for achieving this objective. The Corporation uses an asset/liability model to quantify its balance sheet strategies and their associated risks. Net interest income simulation is the principal tool utilized for these purposes. Gap analysis is employed as a secondary diagnostic measurement. The Corporation attempts to mitigate interest rate risk through asset and liability pricing and matched maturity funding.

  A gradual 300 basis point decrease in interest rates is estimated to cause a decline in net interest income of .9% or $1.1 million for 1998 as compared to net interest income if interest rates were unchanged during 1998. This low level of variation is within the Corporation's policy limits. This simulation analysis assumed that savings and checking interest rates had a low correlation to changes in market rates of interest and that asset prepayments changed as refinancing incentives evolved. Further, in the event of a change of such a magnitude in interest rates, the ALCO would likely take actions to further mitigate its exposure to the change. However, due to the greater uncertainty of other specific actions that would be taken, the analysis assumed no change in the Corporation's asset/liability composition.


  Following is the gap analysis as of December 31, 1997 (dollars in thousands):

                           WITHIN      4-12       1-5         OVER
                          3 MONTHS    MONTHS     YEARS       5 YEARS    TOTAL
                          --------   --------  ----------  ---------- ---------
INTEREST EARNING ASSETS
Interest bearing
  deposits with banks     $  3,981   $    100                         $    4,081
Federal funds sold          36,355                                        36,355
Securities:
  Available for sale        42,687     40,486  $  245,886  $  131,360    460,419
  Held to maturity           3,690     27,130      94,111      13,659    138,590
Loans, net of
  unearned income          579,389    537,880     804,630     179,541  2,101,440
                          --------   --------  ----------  ---------- ----------
                           666,102    605,596   1,144,627     324,560  2,740,885
Other assets                                                  226,597    226,597
                          --------   --------  ----------  ---------- ----------
                          $666,102   $605,596  $1,144,627  $  551,157 $2,967,482
                          ========   ========  ==========  ========== ==========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking       $117,887                         $  262,566 $  380,453
  Savings                  259,485                            428,218    687,703
  Time deposits            236,887   $ 486,054 $  363,757         318  1,087,016
Short-term borrowings       84,526       9,784        528      32,348    127,186
Long-term debt              12,729      10,510     44,558       4,449     72,246
                          --------   --------- ----------  ---------- ----------
                           711,514     506,348    408,843     727,899  2,354,604
Other liabilities                                             352,627    352,627
Stockholders' equity                                          260,251    260,251
                          --------   --------- ----------  ---------- ----------
                          $711,514   $ 506,348 $  408,843  $1,340,777 $2,967,482
                          ========   ========= ==========  ========== ==========

PERIOD GAP                $(45,412)  $  99,248 $  735,784  $ (789,620)
                          ========   ========= ==========  ==========

CUMULATIVE GAP            $(45,412)  $  53,836 $  789,620
                          ========   ========= ==========
CUMULATIVE GAP AS
  A PERCENT OF
  TOTAL ASSETS               (1.53)%      1.81%     26.61%
                             =====        ====      =====
RATE SENSITIVE ASSETS/
  RATE SENSITIVE
  LIABILITIES
  (CUMULATIVE)                 .94        1.04       1.49        1.16
                               ===        ====       ====        ====

  The preceding gap analysis is based on the amortization, maturity or repricing of the Corporation's interest-bearing assets and interest-bearing liabilities.
Non-maturity deposits have been allocated to represent their lower sensitivity to changes in market interest rates than other variable-rate instruments. The cumulative gap represents the difference between these assets and liabilities over a specified time period. Based on the cumulative one year gap and assuming no change in asset/liability composition, a decrease in interest rates would be expected to result in slightly lower net interest income. This gap position is within the Corporation's policy limits.


FINANCIAL CONDITION

LOAN PORTFOLIO

  Following is a summary of loans (dollars in thousands):

December 31               1997       1996       1995      1994       1993
Real estate:           ---------- ---------- ----------  --------- ----------
  Residential          $  905,065 $  753,948 $  674,920 $  616,172 $  542,585
  Commercial              524,006    479,041    436,578    350,740    285,346
  Construction             67,216     45,532     38,803     51,744     31,939
Installment loans to
  individuals             295,336    410,322    396,745    384,745    292,263
Commercial, financial
  and agricultural        263,902    216,913    187,535    234,109    237,365
Lease financing            59,852     21,538      5,037
Unearned income           (20,473)   (24,013)   (27,628)   (23,106)   (23,194)
                       ---------- ---------- ---------- ---------- ----------
                       $2,094,904 $1,903,281 $1,711,990 $1,614,404 $1,366,304
                       ========== ========== ========== ========== ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits at the end of both 1997 and 1996 was 84.9%.

  During 1997 and 1996 the Corporation sold $23.9 million and $38.5 million, respectively, in fixed rate residential mortgages to the Federal National
Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  In 1997, total installment loans to individuals and lease financing decreased to $355.2 million. The Corporation significantly reduced its exposure to non-prime motor vehicle loans by selling approximately $20.7 million of such loans to a third party. The sale resulted in the Corporation recognizing an after-tax loss of $249,000, after reducing the allowance for loan losses by $2.4 million.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western
Pennsylvania, eastern Ohio and southwest Florida.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.


  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                      WITHIN    ONE TO       AFTER
                                     ONE YEAR  FIVE YEARS  FIVE YEARS   TOTAL
                                     --------  ----------  ----------  --------
DECEMBER 31, 1997
Commercial, financial and
  agricultural                       $133,542   $116,538    $ 13,822   $263,902
Real Estate - construction             23,261     36,130       7,825     67,216
                                     --------   --------    --------   --------
  Total                              $156,803   $152,668    $ 21,647   $331,118
                                     ========   ========    ========   ========

  The total amount of loans due after one year includes $88.2 million with floating or adjustable rates of interest and $86.1 million with fixed rates of interest.

NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                    1997    1996     1995     1994     1993
                             -------  -------  -------  -------  -------
Non-accrual loans            $ 8,340  $10,279  $ 9,799  $11,756  $11,602
Restructured loans             1,345    2,709    3,629    3,707    3,790
                             -------  -------  -------  -------  -------
                             $ 9,685  $12,988  $13,428  $15,463  $15,392
                             =======  =======  =======  =======  =======
Non-performing loans as a
  percentage of total loans      .46%     .68%     .78%     .96%    1.08%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31        1997      1996      1995      1994      1993
                             -------   -------   -------   -------   -------
Gross interest income that
  would have been recorded
  if the loans had been
  current and in accordance
  with their original terms  $1,059    $1,467    $1,317    $1,864    $1,843
Interest income recorded
  during the year               477       798       694       720       712

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                   1997      1996      1995      1994      1993
                             -------   -------   -------   -------   -------
Loans 90 days or more
  past due                   $3,218    $3,065    $4,025    $2,753    $3,749
Loans 90 days or more past
  due as a percentage of
  total loans                   .15%      .16%      .24%      .17%      .27%


ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower.
Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration and concentrations of credit risk.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31             1997     1996     1995     1994     1993
                                  -------  -------  -------  -------  -------
Balance at beginning of year      $30,231  $26,673  $24,720  $20,334  $18,158
Reduction due to the sale of a
   subsidiary and loans            (3,828)                               (893)
Addition due to acquisitions        1,167

Charge-offs:
 Real estate - mortgage              (880)    (428)    (736)  (1,456)    (591)
 Installment loans to individuals  (6,981)  (5,970)  (5,443)  (3,837)  (4,000)
 Commercial, financial and
   agricultural                    (2,174)  (1,451)  (1,226)  (1,725)  (4,218)
                                  -------  -------  -------  -------  -------
                                  (10,035)  (7,849)  (7,405)  (7,018)  (8,809)
                                  -------  -------  -------  -------  -------
Recoveries:
 Real estate - mortgage               100      135      189       98      173
 Installment loans to individuals     812    1,053    1,125      968      801
 Commercial, financial and
    agricultural                      359      446      870      969      562
                                  -------  -------  -------  -------  -------
                                    1,271    1,634    2,184    2,035    1,536
                                  -------  -------  -------  -------  -------
Net charge-offs                    (8,764)  (6,215)  (5,221)  (4,983)  (7,273)
Provision for loan losses          11,100    9,773    7,174    9,369   10,342
                                  -------  -------  -------  -------  -------
Balance at end of year            $29,906  $30,231  $26,673  $24,720  $20,334
                                  =======  =======  =======  =======  =======

Net charge-offs as a percent of
  average loans, net of unearned
  income                              .45%     .34%     .31%     .33%     .52%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income                 1.43     1.59     1.56     1.53     1.49
Allowance for loan losses as a
  percent of non-performing loans  308.79   232.76   198.64   159.87   137.84

  The increase in the level of charge-offs and the provision for loan losses in 1997 and 1996 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to acquired affiliates.


  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

  Following shows the allocation of the allowance for loan losses (in thousands):


                                        % OF             % OF              % OF              % OF              % OF
                                        LOANS            LOANS             LOANS             LOANS             LOANS
                                       IN EACH          IN EACH           IN EACH           IN EACH           IN EACH
                                       CATEGORY         CATEGORY          CATEGORY          CATEGORY          CATEGORY
                                       TO TOTAL         TO TOTAL          TO TOTAL          TO TOTAL          TO TOTAL
Year Ended December 31         1997     LOANS   1966     LOANS    1995     LOANS    1994     LOANS    1993     LOANS
                              -------  ------- -------  -------  -------  -------  -------  -------  -------  -------
Commercial, financial and
 agricultural                 $ 5,297    38%   $ 7,416    37%    $ 6,722    36%    $ 8,876    36%    $ 7,801    38%
Real estate - construction        284     3        132     2          88     2         216     3         520     2
Real estate - mortgage          5,963    43      4,524    40       4,068    39       4,498    38       3,768    40
Installment loans to
 individuals                    5,387    16      7,549    21       6,550    23       5,138    23       4,609    20
Unallocated portion            12,975           10,610             9,245             5,992             3,636
                              -------   ---    -------   ---     -------   ---     -------   ---     -------   ---
                              $29,906   100%   $30,231   100%    $26,673   100%    $24,720   100%    $20,334   100%
                              =======   ===    =======   ===     =======   ===     =======   ===     =======   ===

INVESTMENT ACTIVITY

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and must be marked to market.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 1997, securities available for sale increased 32.2% while securities held to maturity decreased 28.1% from December 31, 1996.


  The following table indicates the respective maturities and weighted-average yields of securities as of December 31, 1997 (in thousands):

                                                                Weighted
                                                      Amount  Average Yield
Obligations of U.S. Treasury and                    --------- -------------
  Other U.S. Government agencies:
     Maturing within one year                        $ 93,349     5.75%
     Maturing after one year within five years        208,375     6.25%
     Maturing after five years within ten years        28,587     6.74%

State & political subdivisions:
     Maturing within one year                           6,472     4.94%
     Maturing after one year within five years         38,707     6.25%
     Maturing after five years within ten years         7,277     6.48%
     Maturing after ten years                           2,359     5.52%

Other securities:
     Maturing within one year                               2     6.55%
     Maturing after one year within five years          1,832     6.10%
     Maturing after five years within ten years         1,157     6.62%
     Maturing after ten years                           3,000     6.68%

Mortgage-backed securities                            182,291     6.33%
No stated maturity                                     25,601     4.65%
                                                     --------    -----
          TOTAL                                      $599,009     6.14%
                                                     ========    =====

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 10.1% to $2.5 billion in 1997. The majority of this increase was due to an 11.2% increase in savings and NOW accounts. Additionally, time deposits increased 8.5% to $1.1 billion.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 7.8% in 1997 to $127.2 million. The primary reason for this increase was an increase in securities sold under repurchase agreements. Securities sold under repurchase agreements increased $18.9 million in 1997.

CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence. Since December 31, 1996, stockholders' equity has increased $26.6 million as a result of earnings retention. Total cash dividends declared represented 26.5% of net income for 1997 compared to 31.5% for 1996. Book value per share was $14.14 at December 31, 1997, compared to $13.21 at December 31, 1996.

1996 VERSUS 1995

  The Corporation's net income decreased 10.0% from $24.3 million in 1995 to $21.9 million in 1996. Basic earnings per share were $1.22 and $1.37 for 1996 and 1995, while diluted earnings per share were $1.19 and $1.32, respectively, for those same periods. The results for 1996 include a special one-time assessment to recapitalize the SAIF of $3.2 million and merger related costs of $2.1 million. Excluding these items, net income would have been $26.0 million, a 7.0% increase over 1995, and basic and diluted earnings per share would have been $1.46 and $1.41, respectively. The Corporation's return on average assets was .85% for 1996 compared to 1.01% for 1995, while the Corporation's return on average equity was 9.91% for 1996 compared to 12.13% for 1995. Excluding the SAIF assessment and merger related costs, the Corporation had a return on average assets of 1.02% and a return on average equity of 11.79%.

  Net interest income, on a fully taxable equivalent basis, increased from $111.2 million in 1995 to $119.9 million in 1996. Net margin rose to 5.03% from 4.98% in 1995. Average loans increased 8.1% from 1995, contributing to the improvement in net interest income.

  The provision for loan losses was $9.8 million and represented an increase of 36.2% from 1995, when a provision of $7.2 was charged to operations. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the adequacy of the allowance across all affiliates.

  Total non-interest income increased 5.3% from $21.7 million in 1995 to $22.8 million in 1996. This increase was attributable to increases in service charges and gains on the sale of securities. Service charges increased 6.3% from $11.9 million in 1995 to $12.6 million in 1996. Revenue was recognized as a result of increases in the level of deposits. Net gains on the sale of securities increased by $387,000 due to a higher level of equity security sales in 1996.

  Total non-interest expense increased from $87.2 million in 1995 to $97.9 million in 1996. Salaries and employee benefits increased 12.3% in 1996. This increase was due to expansion in the Corporation's retail network and increases for incentive compensation, as well as normal annual salary adjustments. As a result of legislation passed in 1996, the Corporation was required to pay a one-time assessment of $3.2 million to recapitalize the SAIF. Other non-interest expenses increased $4.6 million in 1996. Included in this total was $2.1 million of merger-related expenses.

  Income tax expense was $11.0 million for 1996 compared to $12.1 million for 1995. The 1996 effective tax rate of 33% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

YEAR 2000

  The Year 2000 (Y2K) Issue is the result of computer programs being written using date fields consisting of only two digits rather than four. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than year 2000. This could result in system failures and temporary interruptions in the processing of transactions. The Y2K Issue is not only an internal issue but also affects third parties including customers, counter parties, service providers and vendors.

  Because the Y2K Issue poses an unprecedented and profound enterprise wide challenge for every organization, the Corporation formed a Y2K Committee. The Y2K Committee has developed a Year 2000 Enterprise Wide Project Plan (Y2K
Plan).  The Y2K Plan addresses both internal and external technology.

  In connection with the Y2K Plan, the Corporation has completed its inventory and assessment of all internal technologies, including both software and hardware. Each system was assigned a significance rating as to the degree of criticality. Formal detailed test plans for systems with significance ratings of a critical nature have been completed. Such systems include core processing and ancillary systems required to sustain operations.

  By the end of the millennium, each of the Corporation's banking subsidiaries will be processing on either of two core processing systems. The Corporation's northern banking affiliates will continue to process transactions on their existing core processing system. During the second quarter of 1998, the Corporation made the strategic decision to convert each of the Florida banking affiliates to a new core processing system over the next fifteen month period. The decision to convert was based in part on the number of different systems currently being utilized by the Florida banking affiliates and the expiration of the Corporation's primary Florida core processing contract. The Corporation has received a third party certification and written representations from both vendors that each system is Y2K compliant. The Corporation will be participating in test verifications of each core system during the fourth quarter of 1998. The Corporation is currently in the formative stage of developing a contingency plan which will utilize the two corporate wide core processing systems as contingencies for each other. The completion of the contingency plan will also occur during the fourth quarter of 1998.

  During July of 1998, the Corporation's consumer finance subsidiary, Regency Finance Company (Regency), selected a third party vendor to support all of its future core application requirements. These core applications will include loans, insurance and the Corporation's subordinated note program. Regency's decision to select a new system was based upon the system's ability to support new lending products as well as the operating efficiencies resulting from real-time centralized processing. The vendor has provided a written warranty to Regency that it is Y2K compliant. The system will be tested for Y2K readiness during the fourth quarter of 1998 and installed during the first quarter of 1999.

  With respect to external technology, the Y2K Plan provides for the evaluation and assessment of all significant funds takers, including large borrowing customers and bond issuers, and funds providers, including contingency lines of credit and deposit accounts. All project plans for funds takers and providers have been substantially completed with continued monitoring to occur. An integral part of the Corporation's funds provider project plan includes a Customer Awareness Program. This program was developed to assure customer confidence and avert reputation and liquidity risk. The program was not only developed to educate the Corporation's customers, but also its employees in responding to customer inquiries.

  The Y2K Plan includes due diligence procedures as it relates to the fiduciary responsibilities of the Corporation's investment and trust department, including such activities as settlement transactions, remittance of bond payments and transactions related to mutual funds and other securities. In performing its fiduciary responsibilities, the Corporation is in the process of assessing the Y2K readiness of its safe keeping agents and broker/dealers. All assessments have been completed.

  Finally, the Y2K Plan addresses the Corporation's service providers, including significant suppliers and vendors. Currently, the Corporation is in the process of rating each service provider, assessing their ability to be Y2K ready and developing a contingency plan for those in question. While this process is in its early stages, there is a reluctance by the service providers to expressly certify to Y2K readiness. The Corporation's assessment of all significant service providers and the identification of contingency providers is to be completed by the end of the fourth quarter of 1998.

  The Corporation's current assessment of cost associated with the completion of its Y2K Plan is not considered by management to be material to the Corporation's future operations. The cost of completing the Corporation's Y2K Plan and the dates on which all procedures will be completed are based on management's best estimates. These estimates were derived utilizing various assumptions about future events, including the continued availability of resources, external technology modification plans and other significant factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

                                                                EXHIBIT 99.2

                         INDEPENDENT AUDITORS' REPORT



January 22, 1997


Board of Directors and Stockholders
of Southwest Banks, Inc.
Naples, Florida


We have audited the accompanying consolidated balance sheet of Southwest
Banks, Inc. and its subsidiaries, First National Bank of Naples and Cape Coral National Bank (collectively, the Company), as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Banks, Inc. and its subsidiaries as of December 31, 1996 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/HILL, BARTH & KING, INC.
NAPLES, FLORIDA

                                                              EXHIBIT 99.3

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/COOPERS & LYBRAND L.L.P.
FORT MYERS, FLORIDA
January 24, 1997

                                                              EXHIBIT 99.4

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Seminole Bank
Seminole, Florida:

We have audited the balance sheets of Seminole Bank (the "Bank") at December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 9, 1998

                                                                EXHIBIT 99.5

                        INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Citizens Holding Corporation
Clearwater, Florida:

We have audited the accompanying consolidated balance sheets of Citizens Holding Corporation and Subsidiaries (the "Company") at December 31, 1997 and 1996, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year
period ended December 31, 1997.   These financial statements are the
responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 9, 1998, except for Note 18, as to which
     the date is April 6, 1998


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